Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

FOXO Technologies Inc.

(Name of Issuer)

FOXO Technologies Inc.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction		Fee	Amount of
	Valuation		rate	Filing Fee
Fees to Be Paid	$1,815,187.50	(1)	0.0001102	$200.03	(2)
Fees Previously Paid
Total Transaction Valuation	$1,815,187.50
Total Fees Due for Filing				$200.03
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$200.03

(1)	FOXO Technologies Inc. (the “Company”) is soliciting approval from the holders of the Company’s 15% Senior Promissory Notes outstanding as of April 27, 2023 (the “PIK Notes”) of certain amendments to the PIK Notes (the “PIK Note Amendment”) in exchange for 1.25 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) for every $1.00 of the original principal amount of the holder’s PIK Notes (the “PIK Note Offer to Amend”). Pursuant to the PIK Note Offer to Amend, assuming all holders of PIK Notes participate in the PIK Note Offer to Amend, the Company will issue, on a pro rata basis, approximately 4,321,875 shares of Class A Common Stock in consideration for the PIK Note Amendment. The transaction value was determined by using the average of the high and low prices of the Class A Common Stock as reported on NYSE American on April 26, 2023, which was $0.42.

(2)	The amount of the filing fee is estimated for purposes of calculating the amount of the filing fee only and assumes that all outstanding Assumed Warrants will be exchanged and is calculated in accordance with Rule 0-11 under Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.